Exhibit 99.B(h)(5)(a)

FORM OF TRANSFER AGENCY AGREEMENT

AGREEMENT made this 7th day of November, 2015, between THE VICTORY PORTFOLIOS II (the “Trust”), a Delaware statutory trust having its principal place of business at 681304900 Tiedeman Road, Brooklyn, OH 44144, on behalf of each investment portfolio of the Trust listed on Schedule A, and such additional investment portfolios as are hereafter created (individually referred to herein as a “Fund” and collectively, as the “Funds”), individually and not jointly, and SUNGARD INVESTOR SERVICES LLC (“SunGard”), a Delaware limited liability company having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219.

WHEREAS, the Trust desires that SunGard perform transfer agency services for the Trust and each Fund;

WHEREAS, SunGard is willing to perform such services on the terms and conditions set forth in this Agreement; and

WHEREAS, SunGard and Trust wish to enter into this Agreement in order to set forth the terms under which SunGard will perform the transfer agency services set forth herein for the Trust.

1.                                      Services.

SunGard shall perform for the Trust the transfer agent services set forth in Schedule B hereto.  SunGard also agrees to perform for the Trust such special services incidental to the performance of the services enumerated herein as agreed to by the parties from time to time.  SunGard shall perform such additional services as are provided on an amendment to Schedule B hereof, in consideration of such fees as the parties hereto may agree.

SunGard may, with prior notice to the Trust, appoint in writing other parties qualified to perform transfer agency services (individually, a “Sub-transfer Agent”) acceptable to the Trust in writing to carry out some or all of its responsibilities as transfer agent under this Agreement with respect to a Fund; provided, however, that the Sub-transfer Agent shall be the agent of SunGard and not the agent of the Trust or such Fund, and that SunGard shall be fully responsible, to the extent provided in Section 9, for the acts of such Sub-transfer Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of such Sub-transfer Agent.

2.                                      Compliance with AML Laws / Delegation to SunGard.

The Trust acknowledges that it is a financial institution subject to the law entitled Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (“U.S.A. Patriot”) Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”) and shall comply with the AML Acts and applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”) in all relevant respects, subject to the delegation of certain responsibilities to SunGard, as provided in the next paragraph below.

The Trust hereby delegates to SunGard the performance, on behalf of the Trust, of the AML Services set forth in Schedule B to this Agreement as concerns the shareholder accounts maintained by SunGard pursuant to the Agreement (including direct accounts; accounts maintained through FUND/SERV and Networking, to the extent provided below; and omnibus accounts, to the extent provided below).  SunGard agrees to the foregoing delegation and agrees to perform the delegated services in accordance with the anti-money laundering program that has been adopted by the Trust (the “AML Program”).  In connection therewith, SunGard agrees to maintain policies and procedures, and related internal controls, that are consistent with the Trust’s AML Program and the requirement that the Trust employ procedures reasonably designed to achieve compliance with the Applicable AML Laws, including the requirement to have policies and procedures that can be reasonably expected to detect and cause the reporting of transactions under Section 5318 of the Bank Secrecy Act. SunGard’s obligations under this delegation shall be subject to Sections 22(b)(iii) and 24 of this Agreement, which require that the AML Program adopted by the Trust and any material amendments thereto be submitted to SunGard.

The Trust agrees and acknowledges that, notwithstanding the delegation provided for in the foregoing paragraph, the Trust maintains full responsibility for ensuring that its AML Program is, and shall continue to be, reasonably designed to ensure compliance with the Applicable AML Laws, in light of the particular business of the Trust, taking into account factors such as its size, location, activities and risks or vulnerabilities to money laundering.

In connection with the foregoing delegation, the Trust also acknowledges that the performance of the anti-money laundering services enumerated in Schedule B involves the exercise of discretion, which in certain circumstances may result in consequences to the Trust and its shareholders (such as in the case of the reporting of suspicious activities and the freezing of shareholder accounts).  In this regard, (i) under circumstances in which the AML Program authorizes the taking of certain actions, SunGard is granted the discretion to take any such action as may be authorized, and consultation with the Trust shall not be required in connection therewith unless expressly required by the AML Program, and (ii) the Trust instructs SunGard that it may avail the Trust of any safe harbor from civil liability that may be available under Applicable AML Laws for making a disclosure or filing a report thereunder.

As concerns Networking Level III accounts and omnibus accounts, the AML Services performed by SunGard are subject to a more limited scope, as contemplated under the interim final rule of the Department of the Treasury, 31 CFR 103, effective April 24, 2002 (the “Interim Final Rule”) and the performance by the Trust of the risk-based evaluation of entities holding such accounts, as contemplated under the Interim Final Rule.

The provisions of the Agreement concerning recordkeeping and confidentiality are subject to the provisions of this Section.

SunGard shall grant reasonable access to each of the Trust, the AML Compliance Officer, and regulators having jurisdiction over the Trust, to the books and records maintained by SunGard as the same relates to the services performed hereunder on behalf of the Trust. Records may be edited or redacted to maintain confidentiality of materials related to other clients of SunGard.  SunGard shall make its relevant personnel available to meet with the Trustees concerning the AML Services at least annually or at such other internals as may be reasonably necessary or appropriate.

3.                                      Procedures for Purchases and Redemptions of Fund Shares.

The Trust intends to enter into a Supplemental Fund Services Agreement (“Services Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch’“) with respect to certain of its underling investment portfolios which are set forth on Exhibit A hereto, which may be amended from time to time upon mutual agreement of the parties hereto (collectively referred to for purposes of this Section 3 as the “Services Agreement Funds” and individually as a “Services Agreement Fund”).  The services to be provided relate only to the Shares of Funds specified in Exhibit A, as amended from time to time.

Merrill Lynch provides recordkeeping and investment related services to certain employee benefit plans (the “Plans”).  The Plans or the plan participants (“Participants’“) wish to invest in the Services Agreement Funds and Merrill Lynch is the record owner of the shares of the Services Agreement Funds and maintains such ownership through an omnibus account (“Omnibus Account’“) established for each Services Agreement Fund.  For each Services Agreement Fund, SunGard will recognize one Omnibus Account in Merrill Lynch’s name and will provide the following services in relation to each account:

(a)                                 In accordance with the Services Agreement, on each day the New York Stock Exchange is open for business (“Business Day”) Merrill Lynch or its agent may receive instructions from Participants for the purchase, redemption and exchange of shares of the Services Agreement Funds.  The Services Agreement provides that Instructions received after 4:00 p.m. Eastern Time (“ET”) or the close of regular trading on the New York Stock Exchange, whichever is earlier (the “Close of Business”), on any Business Day will be treated as if received on the next following Business Day.

(i)                                     By 11:00 a.m. ET on the next Business Day following receipt of such instructions by Merrill Lynch, in accordance with the Services Agreement, Merrill Lynch will provide to SunGard (as agent of the Services Agreement Fund) via the NSCC Defined Contribution Platform (which utilizes the “as of” record layout within Fund/SERV) or the NSCC Fund/SERV Platform one or more files detailing the instructions received with respect to the Omnibus Account prior to the Close of Business on the prior Business Day.  Such instructions shall be effected at the public offering price of the shares calculated as of the close of trading on the prior Business Day.  SunGard acknowledges that in accordance with the Services Agreement, if for any reason Merrill Lynch is unable to transmit the file(s) with respect to any Business Day, Merrill Lynch will notify SunGard by 11:00 a.m. ET on the next following Business Day.

(ii)                                  By 7:00 p.m. Eastern Time (“ET”) each Business Day, SunGard will take appropriate efforts to provide to Merrill Lynch by means of the NSCC Profile, (i) the Services Agreement Fund’s net asset value at the Close of Business, (ii) in the case of income Services Agreement Funds, the daily accrual or interest rate factor (mil rate) and (iii) when applicable, the record date, ex-dividend date and payable date information for dividends and capital gains. In lieu of transmitting this information through the NSCC Profile medium, SunGard may provide such information through an alternative channel.

(iii)                               For purchase and redemption instructions with respect to a Services Agreement Fund, Merrill Lynch and SunGard will settle the purchase and redemption transactions referred to above and received in good order, via the NSCC Fund/SERV settlement process on the next Business Day following the effective trade date.  SunGard will provide to Merrill Lynch a daily transmission of positions and trading activity taking place in the Omnibus Accounts using the proprietary Inventory Control System (“ICS”).

(b)                                 The Trust represents and warrants that it has full power and authority to enter into and perform the Services Agreement, that the Services Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties. The Trust agrees and acknowledges that (i) except as specifically provided hereunder, SunGard makes no representations concerning, and takes no responsibility for, the Services Agreement, and (ii) the Trust is not relying upon SunGard to review or evaluate the Services Agreement on behalf of the Trust.

(c)                                  The Trust shall provide SunGard with a copy of the executed Services Agreement and any subsequent amendments to the executed Services Agreement. The Trust shall promptly notify SunGard in the event that (i) the Services Agreement is terminated by any party thereto, (ii) any representation or warranty set forth in Section 3 of this Agreement is no longer true and accurate for any reason, or (iii) if the Trust is unable to continue to perform any of its obligations under the Services Agreement for any reason (other than an inability to perform due to an inability or failure of SunGard to perform its services hereunder).

(d)                                 If the Trust notifies SunGard of any of the foregoing items (i)-(iii) above, or if any of the foregoing items (i)-(iii) occurs, SunGard may terminate the services provided under this Supplement upon notice to the Trust.

4.                                      Portal Services.

SunGard will provide to dealers and financial advisors associated with the Trust (collectively, “Users”) internet-based access to certain information stored on SunGard’s mutual fund shareholder recordkeeping system (the “Information”) as set forth on Schedule B to this Agreement (the “Portal Services”).

SunGard will provide to Users, during SunGard’s normal business hours, telephone support regarding a User’s proper and authorized use of the then-current Portal Services, provided that support with respect to Portal Services other than Broker Browser shall be limited to issues regarding SunGard’s provision of Information through such Portal Service.  For any non-support-related assistance or consulting, the Trust may contract with SunGard for additional Professional Services at an agreed upon rate.

The Portal Services are not subject to the disaster recovery provisions of the Agreement.

With the exception of the Broker Browser Portal Service, the Trust is responsible for entering into an agreement with any provider of a Portal Service it wishes to make available to Users, and for ensuring that such Portal Service provides appropriate security measures.  The Trust will provide, or cause the relevant Portal Service to provide, to SunGard such information as SunGard requires to make Information available through the Portal Service.

Information furnished to a User as part of any Service is furnished at the express direction of the Trust, including for purposes of Section 30 of this Agreement.  The Trust is solely responsible for ensuring that the release of Information complies with applicable privacy and other laws and regulations.

5.                                      Fees.

The Trust shall pay SunGard for the services to be provided by SunGard under this Agreement in accordance with, and in the manner set forth in, Schedule C hereto.  Fees for any additional services to be provided by SunGard pursuant to an amendment to Schedule B hereto shall be subject to mutual agreement at the time such amendment to Schedule B is proposed.

6.                                      Reimbursement of Expenses and Miscellaneous Service Fees.

(a)         In addition to paying SunGard the fees set forth in the Fee Agreement, the Trust agrees to reimburse SunGard for SunGard’ out-of-pocket expenses in providing services hereunder, including without limitation, the following:

(i)                                     All freight and other delivery and bonding charges incurred by SunGard in delivering materials to and from the Trust and in delivering all materials to shareholders;

(ii)                                  All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by SunGard in communication with the Trust, the Trust’s investment adviser or custodian, dealers, shareholders or others as required for SunGard to perform the services to be provided hereunder;

(iii)                               Sales taxes paid on behalf of the Trust;

(iv)                              Expenses associated with the tracking of “as-of” trades;

(v)                                 The cost of microfilm or microfiche of records or other materials;

(vi)                              Any expenses SunGard shall incur at the written direction of an officer of the Trust thereunto duly authorized;

(vii)                           check processing fees;

(viii)                        fulfillment costs;

(ix)                              IRA Custody and related fees;

(x)                                 NSCC and related fees.

(b)         In addition, SunGard shall be entitled to receive the following fees:

(i)                                     A fee for managing and overseeing the report, print and mail functions performed by SunGard using third-party vendors, and costs for postage, couriers, stock computer paper, statements, labels, envelopes, checks, reports, letters, tax forms, proxies, notices or other forms of printed material (including the costs of preparing and printing all printed materials) which shall be required for the performance of the services to be provided hereunder;

(ii)                                  System development fees, billed at the rate of $150 per hour, as approved by the Trust, and all systems-related expenses, agreed in advance, associated with the provision of special reports and services pursuant to Item 8 of Schedule D attached hereto;

(iii)                               Ad hoc reporting fees, billed at a mutually agreed upon rate;

(iv)                              Expenses associated with the tracking of “as-of” trades, billed at the rate of $50 per hour, as approved by the Trust.

7.                                      Effective Date.

This Agreement shall become effective as of April 1, 2002 (the “Effective Date”).

8.                                      Term.

Unless otherwise terminated as provided herein, this Agreement shall continue in effect through June 30, 2017 (such period, the “Initial Term”).  Thereafter, unless otherwise terminated as provided herein, this Agreement shall renew for a two year period (a “Rollover Period” and thereafter shall be renewed automatically for successive one-year periods (each, also “Rollover Periods”); provided that such continuance is specifically approved by a vote of a majority of those members of the Boards who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, and by the vote of the Board or a majority of the outstanding voting securities of each Fund.  This Agreement may be terminated: (i) by provision of a written notice of non-renewal at least sixty (60) days prior to the end of the Initial Term or any Rollover Period, as the case may be; (ii) by mutual agreement of the parties; (iii) for “cause,” as defined below, upon the provision of sixty (60) days advance written notice by the party alleging cause; or (iv) by the Trust upon sixty (60) days advance written notice to SunGard, provided that the Trust complies with its obligation to pay liquidated damages where applicable.  SunGard shall notify VCM within thirty (30) days after any unaffiliated entity or group of entities acquires a controlling interest in SunGard through any sale, merger, consolidation or other transaction which involves substantially all of the assets and property of SunGard, except that SunGard does not need to provide notice with respect to any stock offering, including any initial public offering.  Notwithstanding anything in this Agreement to the contrary, either party may terminate the Agreement without any requirement to pay liquidated damages by: (i) providing written notice within thirty (30) days from the date of notice of the change in control, with such termination to be effective within ninety (90) days or (ii) as set forth in Schedule E.  For purposes of this Section 8(a), control means (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that person or (ii) the right to control the appointment of the board of directors, management or executive officers of that person.  In addition, the mere receipt by SunGard, directly or indirectly, of investments or monies from the Federal government, the sale by SunGard of any assets to a pooled investment vehicle sponsored or created by the Federal government or a stock offering, including an initial public offering, shall not be deemed to result in a change of control for purposes of this Agreement.

(b)                                 For purposes of this Section 8, “cause” shall mean (i) a material breach of this Agreement, including a material breach of any representations and warranties contained herein, that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (ii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iii) financial difficulties on the part of the party to be terminated that are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 (Bankruptcy) of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors.  SunGard shall not terminate this Agreement pursuant to clause (i) above based solely upon the Trust’s failure to pay an amount to SunGard which is the subject of a good faith dispute, if: (x) the Trust is attempting in good faith to resolve such dispute with as much expediency as may be possible under the circumstances; and (y) the Trust continues to perform its obligations hereunder in all other material respects (including paying all fees and expenses not subject to reasonable dispute hereunder).

(c)                                  Notwithstanding the foregoing termination provisions, following any such termination, in the event that SunGard in fact continues to perform any one or more of the Services with the consent of the Trust, the provisions of this Agreement, including, without limitation, the provisions dealing with compensation and indemnification, shall continue in full force and effect.  Fees and out-of-pocket expenses incurred by SunGard but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination.  In the event of a termination other than a termination for cause, SunGard shall be entitled to collect from the Trust, in addition to the fees and expenses provided in Sections 5 and 6 of this Agreement, the amount of all of SunGard’s reasonable cash disbursements in connection with SunGard’s activities in effecting such termination, including without limitation, the delivery to the Trust, and/or other parties of the Funds’ property, records, instruments and documents.  Subsequent to such termination, for a reasonable fee, SunGard will provide the Trust with reasonable access to any Trust documents or records remaining in its possession, and provide such documents to any successor transfer agent.

(d)                                 If for any reason other than (i) non-renewal, (ii) mutual agreement of the parties, or (iii) “Cause” for termination of SunGard hereunder, SunGard’s services are terminated hereunder, SunGard is replaced as transfer agent, or if a third party is added to perform a substantive portion of the services to be provided by SunGard under this Agreement (excluding any Sub-transfer Agent appointed as provided in Section 1 hereof), during the Initial Term, then the Trust shall make a one-time cash payment, in consideration of the fee structure and services to be provided under this Agreement, and not as a penalty, to SunGard equal to the balance that would be due SunGard for its services hereunder during (x) the next nine (9) months or (y) if less than nine (9) months remain until the end of the Initial Term, the number of months remaining in the Initial Term, assuming for purposes of the calculation of the one-time payment that the fees that would be earned by SunGard for each month shall be based upon the average fees payable to SunGard monthly during the nine (9) months prior to the date that services terminate, SunGard is replaced or a third party is added; provided, however, that this liquidated damages provision shall not be applicable to liquidations of individual Funds which may occur from time to time for legitimate economic or regulatory reasons, as determined by the Trustees.

(e)                                  The one-time cash payments referenced above shall be due and payable on the day prior to the first day in which this Agreement is terminated, services are terminated, SunGard is replaced or a third party is added, as applicable.

(f)                                   The parties further acknowledge and agree that, in the event services are terminated, SunGard is replaced, or a third party is added, as set forth above, (i) a determination of actual damages incurred by SunGard would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate SunGard for damages incurred and is not intended to constitute any form of penalty.

(g)                                  With respect to any termination of this Agreement occurring during a Rollover Period, the Trust shall not be obligated to pay to SunGard any amounts pursuant to this Agreement other than fees and out-of-pocket expenses in accordance with Section 8(c) of this Agreement.

(h)                                 In addition to and not in limitation of the provisions of the Agreement governing the termination of the Agreement, SunGard may terminate the services provided under Section 3 of this Agreement upon ninety (90) days written notice to the Trust.

(i)                                     Either party may terminate one or more of the Portal Services at any time by giving the other at least 30 days’ written notice.

9.                                      Standard of Care; Uncontrollable Events; Limitation of Liability.

SunGard shall use diligence to ensure the accuracy of all services performed under this Agreement, but shall not be liable to the Trust for any action taken or omitted by SunGard in the absence of bad faith, willful misfeasance, negligence (gross negligence with respect to Portal Services) or reckless disregard by it of its obligations and duties.  The duties of SunGard shall be confirmed to those expressly set forth herein, and no implied duties are assumed by or may be asserted against SunGard hereunder.

SunGard shall maintain adequate and reliable computer and other equipment necessary or appropriate to carry out its obligations under this Agreement.  Upon the Trust’s reasonable request, SunGard shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the services provided hereunder. Notwithstanding the foregoing or any other provision of this Agreement, SunGard assumes no responsibility hereunder, and shall not be liable for, any damage, loss of data, delay or any other loss caused by events beyond its reasonable control.

SunGard shall provide the Trust, at such times as the Trust may reasonably require, copies of reports rendered by independent public accountants on the internal controls and procedures of SunGard relating to the services provided by SunGard under this Agreement.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL SUNGARD, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR PUNITIVE, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES.

10.                               Legal Advice.

SunGard may rely on written advice provided by Fund Counsel or other expert authorized in writing by the Trust, provided that Fund Counsel is not obligated to provide advice to SunGard for any reason or for no reason.  In no event shall SunGard be liable to the Trust or any Fund or any shareholder or beneficial owner of the Trust for any action reasonably taken pursuant to written advice provided by an expert explicitly authorized by the Trust.

11.                               Conflicts of Interest and Material Information.

(a)                                 Conflicts of Interest.  SunGard shall develop policies and procedures reasonably designed to identify actual and potential conflicts of interest that may affect the delivery of the Services to the Funds (“Fund Related Conflicts of Interest”).  At a minimum, the policies and procedures shall provide that SunGard shall communicate to the Trust’s Board of Trustees (hereafter referred to as the “Trustees”) any Fund Related Conflicts of Interest of which it becomes aware in accordance with its policies and procedures.

(b)                                 Material Information.  In addition to any information that the Trustees may reasonably request, SunGard shall provide to the Trustees all information of which it becomes aware with respect to SunGard or any of its affiliates that could reasonably be expected to have a material adverse impact on SunGard’s ability to provide the Services to the Trust, except where provision of such information is prohibited by law or contract.

12.                               Instructions.

Whenever SunGard is requested or authorized to take action hereunder pursuant to instructions from a shareholder, or a properly authorized agent of a shareholder (“shareholder’s agent”), concerning an account in a Fund, SunGard shall be entitled to rely upon any certificate, letter or other instrument or communication, reasonably believed by SunGard to be genuine and to have been properly made, signed or authorized by an officer or other authorized agent of the Trust or by the shareholder or shareholder’s agent, as the case may be, and shall be entitled to receive as conclusive proof of any fact or matter required to be ascertained by it hereunder a certificate signed by an officer of the Trust or any other person authorized by the Trust’s Board of Trustees (hereafter referred to as the “Trustees”) or by the shareholder or shareholder’s agent, as the case may be.

As to the services to be provided hereunder, SunGard may rely conclusively upon the terms of the Prospectuses and Statement of Additional Information of the Trust relating to the relevant Funds to the extent that such services are described therein unless SunGard receives written instructions to the contrary in a timely manner from the Trust.

The Trust acknowledges and agrees that deviations from SunGard’s written transfer agent compliance procedures may involve a substantial risk of loss.  In the event an authorized representative of the Trust requests that an exception be made from any written compliance or transfer agency procedures adopted by SunGard, or adopted by the Trust and approved by SunGard (including any requirements of the Trust’s AML Program), SunGard may in its sole discretion determine whether to permit such exception.  In the event SunGard determines to permit such exception, the same shall become effective when set forth in a written instrument executed by an authorized representative of the Trust (other than an employee of SunGard) and delivered to SunGard (an “Exception”); provided that an Exception concerning the requirements of the Trust’s AML Program shall be authorized by the Trust’s anti-money laundering compliance officer (“AML Compliance Officer”).  An Exception shall be deemed to remain effective until the relevant instrument expires according to its terms (or if no expiration date is stated, until SunGard receives written notice from the Trust that such instrument has been terminated and the Exception is no longer in effect).  Notwithstanding any provision of the Agreement that expressly or by implication provides to the contrary, as long as SunGard acts in good faith and without willful misconduct, SunGard shall have no liability for any loss, liability, expenses or damages to the Trust resulting from the Exception.  Victory Capital Management Inc. will provide indemnity to SunGard for losses, liabilities, or expenses that may be suffered or incurred by SunGard due to an Exception, pursuant to the terms of a separate Indemnification Agreement between such parties.

The Trust acknowledges receipt of a copy of SunGard’s policy related to the acceptance of trades for prior day processing (the “SunGard As-Of Trading Policy”).  SunGard may amend the SunGard As-of Trading Policy from time to time in its sole discretion.  A copy of any such amendments shall be delivered to the Trust upon taking effect.  SunGard may apply the

SunGard As-Of Trading Policy whenever applicable, unless SunGard agrees in writing to process trades according to such other as-of trading policy as may be adopted by the Trust and furnished to SunGard by the Trust.

The parties may amend any procedures adopted, approved or set forth under the Agreement by mutual written agreement as may be appropriate or practical under the circumstances.  SunGard may conclusively assume that any special procedure which has been approved by an executive officer of the Trust (other than an officer or employee of SunGard) does not conflict with or violate any requirements of the Trust’s Declaration of Trust, By-Laws or then-current prospectuses, or any rule, regulation or requirement of any regulatory body.

13.                               Indemnification.

The Trust agrees to indemnify and hold harmless SunGard, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, and from and against any and all judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character arising out of or in any way relating to SunGard’ actions taken or omissions with respect to the performance of services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to SunGard by the Trust, the investment adviser, fund accountant, administrator, sub-administrator or custodian thereof; provided that this indemnification shall not apply to actions or omissions of SunGard in cases of its own bad faith, willful misfeasance, negligence (gross negligence with respect to Portal Services) or reckless disregard by it of its obligations and duties; and further provided that prior to confessing or settling any claim against it which may be the subject of this indemnification, SunGard shall give the Trust written notice of and reasonable opportunity to defend against said claim in its own name or in the name of SunGard.

SunGard shall indemnify, defend, and hold the Trust harmless from and against any and all third party claims, actions and suits and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) resulting directly and proximately from SunGard’s willful misfeasance, bad faith or negligence (gross negligence with respect to Portal Services) in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder.

The indemnification rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited.  In order that the indemnification provisions contained herein shall apply, however, it is understood that if in any case a party may be asked to indemnify or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will use all reasonable care to identify and notify the indemnifying party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder except to the extent the indemnifying party is materially prejudiced thereby.

The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision.  If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the indemnified party, whose approval shall not be unreasonably withheld.  In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it.  If the indemnifying party does not elect to assume the defense of suit, it will reimburse the indemnified party for the reasonable fees and expenses of any counsel retained by the indemnified party.  The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

14.                               Record Retention and Confidentiality.

SunGard shall keep and maintain on behalf of the Trust all books and records which the Trust or SunGard is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the Investment Company Act of 1940, as amended (the “1940 Act”), relating to the maintenance of books and records in connection with the services to be provided hereunder.  SunGard further agrees that all such books and records shall be the property of the Trust and to make such books and records available for inspection by the Trust or by the Securities and Exchange Commission (the “Commission”) at reasonable times.  SunGard shall otherwise keep confidential all books and records relating to the Trust and its shareholders, except when  (i) disclosure is required by law, (ii) SunGard is advised by counsel that it may incur liability for failure to make a disclosure, (iii) SunGard is requested to divulge such information by duly-constituted authorities or court process, or (iv) SunGard is requested to make a disclosure by a shareholder or shareholder’s agent with respect to information concerning an account as to which such shareholder has either a legal or beneficial interest or when requested by the Trust or the dealer of record as to such account.

SunGard and the Trust will each treat as proprietary and confidential any facts, circumstances, information, plans, projects and technical or commercial knowledge gained about the other party through the relationship created by this Agreement, except that information in the public domain and technical, operational or commercial knowledge that was or is independently discovered or developed shall not be subject to any such restriction.  Each party agrees that it will not disclose any such covered proprietary or confidential information gained in relation to the other party to any unaffiliated third parties, except (i) in the case of disclosure by SunGard, to a transfer Agent, or to any third party vendor used by SunGard, provided that further dissemination inconsistent with this provision would be prohibited, (ii) to financial or legal advisers (in either case in such manner as to ensure no further dissemination), (iii) with the written consent of the other party; (iv) as may be required by law, or (v) as necessary to gain or retain regulatory approvals.  The parties further agree that a breach of this paragraph by either party would irreparably damage the other party, and accordingly agree that each party shall be entitled to an injunction or other equitable relief to prevent the breach or a further breach of this provision.

15.                               Reports.

SunGard shall furnish to the Trust and to its properly-authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports at such times as are prescribed in Schedule D attached hereto, or as subsequently agreed upon by the parties pursuant to an amendment to Schedule D.  The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein.

16.                               Rights of Ownership.

All computer programs and procedures developed to perform services required to be provided by SunGard under this Agreement are the property of SunGard.  All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

17.                               Return of Records.

SunGard may at its option at any time, and shall promptly upon the Trust’s demand, turn over to the Trust and cease to retain SunGard’ files, records and documents created and maintained by SunGard pursuant to this Agreement which are no longer needed by SunGard in the performance of its services or for its legal protection.  If not so turned over to the Trust, such documents and records shall be retained by SunGard for six years from the year of creation.  At the end of such six-year period, such records and documents shall be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

18.                               Bank Accounts.

SunGard is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Trust with such bank or banks as are selected or approved by the Trust, as may be necessary or appropriate from time to time in connection with the services performed by SunGard.  The Trust shall be deemed to be the customer of such Bank or Banks for all purposes in connection with such accounts.  To the extent that the performance of such services hereunder shall require SunGard to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes, the Trust shall provide such bank or banks with all instructions and authorizations necessary for SunGard to effect such disbursements.

19.                               Representations and Warranties of the Trust.

The Trust represents and warrants to SunGard that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, and (b) by virtue of its Declaration of Trust, shares of each Fund which are redeemed by the Trust may be sold by the Trust from its treasury, and (c) this Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

The Trust represents and warrants that (a) the Trust has adopted the written AML Program that has been submitted to SunGard pursuant to Section 22, and has appointed the Trust’s AML Compliance Officer, who is, or who will be appointed at the next regularly scheduled meeting of the Trustees, an officer of the Trust;  (b) the AML Program and the designation of the AML Officer have been approved by the Trustees; (c) the delegation of certain services thereunder to SunGard, as provided in Section 1 of this Agreement, has been approved by the Trustees; and (d) the Trust will submit any material amendments to the AML Program to SunGard for SunGard’s review.  Any amendment that would have a material impact upon the AML Services to be rendered by SunGard or the responsibilities of SunGard shall be subject to approval by SunGard prior to adoption.  The Trust’s AML Compliance Officer need not be an officer of the Trust if not required by applicable laws and regulations.

20.                               Representations and Warranties of SunGard.

SunGard represents and warrants that: (a) SunGard has been in, and shall continue to be in, substantial compliance with all provisions of law, including Section 17A(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), required in connection with the performance of its duties under this Agreement; (b) the various procedures and systems which SunGard has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and SunGard’ records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder; and (c) this Agreement has been duly authorized by SunGard and, when executed and delivered by SunGard , will constitute a legal, valid and binding obligation of SunGard, enforceable against SunGard in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the right and remedies of creditors and secured parties.

SunGard represents and warrants to the Trust that it has adopted and will maintain a written program concerning the anti-money laundering services it provides to its various clients, and that its policies and procedures are reasonably adequate for it to provide the AML Services and comply with its obligations with respect to the AML Services under this Agreement.

21.                               Insurance.

SunGard shall maintain a fidelity bond covering larceny and embezzlement in an amount that is appropriate in light of its duties and responsibilities hereunder. SunGard shall have the option, either alone or in conjunction with SunGard’s ultimate parent corporation, or any subsidiaries or affiliates of SunGard, to maintain self insurance and/or provide or maintain any insurance required by this Agreement under blanket insurance policies maintained by SunGard, or provide or maintain insurance through such alternative risk management programs as SunGard may provide or participate in from time to time (such types of insurance programs being herein collectively and severally referred to as “self insurance”), provided the same does not thereby decrease the insurance coverage or limits sets forth in this Section. Any self insurance shall be deemed to contain all of the terms and conditions applicable to such insurance as required in this Section. If SunGard elects to self-insure, then, with respect to any claims which may result from incidents occurring during the term of this Agreement, such self insurance obligation shall survive the expiration or earlier termination of this Agreement to the same extent as the insurance required would survive.

22.                               Information to be Furnished by the Trust and Funds.

The Trust has furnished to SunGard the following, as amended and current as of the Effective Date (receipt of which is acknowledged):

(a)         Copies of the Declaration of Trust of the Trust and of any amendments thereto, certified by the proper official of the state in which such Declaration has been filed.

(b)         Copies of the following documents:

(i)                                     The Trust’s Bylaws and any amendments thereto;

(ii)                                  Certified copies of resolutions of the Trustees covering the following matters:

A.                                    Approval of this Agreement and authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct SunGard hereunder; and

B.                                    Authorization of SunGard to act as Transfer Agent for the Trust.

(iii)                               A copy of the Trust’s written AML Program, as defined in Section 2 of this Agreement, including related Policies and Procedures.

(c)          A list of all officers of the Trust, with the Trust’s AML Compliance Officer included among the officers therein, and any other persons (who may be associated with the Trust or its investment advisor), together with specimen signatures of those officers and other persons, who (except as otherwise provided herein to the contrary) are authorized to instruct SunGard in all matters.

(d)         Two copies of the following (if such documents are employed by the Trust):

(i)                                     Prospectuses and Statement of Additional Information;

(ii)                                  Distribution Agreement; and

(iii)                               All other forms commonly used by the Trust or its Distributor with regard to their relationships and transactions with shareholders of the Funds.

(e)          A certificate as to shares of beneficial interest of the Trust authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Trust for all shares outstanding, such statement to be certified by the Treasurer of the Trust.

23.                               Information Furnished by SunGard.

SunGard has furnished to the Trust evidence of the following:

(a)         Approval of this Agreement by SunGard, and authorization of a specified officer of SunGard to execute and deliver this Agreement;

(b)         Authorization of SunGard to act as Transfer Agent for the Trust.

(c)          The currently effective SunGard “As-of” Trading Policy.

(d)         The written program concerning anti-money laundering services rendered by SunGard to its various clients.

24.                               Amendments to Documents.

The Trust shall furnish SunGard written copies of any amendments to, or changes in, any of the items referred to in Section 22 hereof forthwith upon such amendments or changes becoming effective.  In addition, the Trust agrees that no amendments will be made to the Prospectuses or Statement of Additional Information of the Trust which might have the effect of changing the procedures employed by SunGard in providing the services agreed to hereunder or which amendment might affect the duties of SunGard hereunder unless the Trust first obtains SunGard’ approval of such amendments or changes, which approval shall not be withheld unreasonably.

25.                               Reliance on Amendments.

SunGard may rely on any amendments to or changes in any of the documents and other items to be provided by the Trust pursuant to Sections 22 and 24 of this Agreement and the Trust hereby indemnifies and holds harmless SunGard from and against any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, counsel fees and other expenses of every nature and character which may result from actions or omissions on the part of SunGard in reasonable reliance upon such amendments and/or changes.  Although SunGard is authorized to rely on the above-mentioned amendments to and changes in the documents and other items to be provided pursuant to Sections 22 and 24 hereof, in the event the same relate to services provided by SunGard hereunder, SunGard shall have no liability for failure to comply with or take any action in conformity with such amendments or changes unless the Trust first obtains SunGard’ written consent to and approval of such amendments or changes.

26.                               Compliance with Law.

Except for the obligations of SunGard set forth in Section 14 hereof, the Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of the Trust as to compliance with all applicable requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act, and any other laws, rules and regulations of governmental authorities having jurisdiction.  SunGard shall have no obligation to take cognizance of any laws relating to the sale of the Trust’s shares.  The Trust represents and warrants that all shares of the Trust that are offered to the public are covered by an effective registration statement under the 1933 Act and the 1940 Act.

27.                               Notices.

Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice at the following address: if to the Trust, to it at c/o Victory Capital Management Inc., 4900 Tiedemann Road, Brooklyn, OH 44144 Attn: President,, with a copy to Morrison & Foerster LLP, 1290 Avenue of the Americas, New York, NY 10104, Attn: Jay G. Baris, Esquire; and if to SunGard, to it at 3435 Stelzer Road, Columbus, Ohio 43219, Attn: President, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

28.                               Assignment.

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party.  This Section 28 shall not limit or in any way affect SunGard’ right to appoint a Sub-transfer Agent pursuant to Section 1 hereof.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

29.                               Governing Law and Matters Relating to the Trust as a Delaware Statutory Trust.

This Agreement shall be governed by and provisions shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act.  To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust.  The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust’s Declaration of Trust.

30.                               Privacy.

Nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to SunGard, or collected or retained by SunGard in the course of performing its duties as transfer agent shall be considered confidential information.  SunGard shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of SunGard except at the direction of the Trust or as required or permitted by law (including Applicable AML Laws).  SunGard represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to consumers or customers of the Trust.  The Trust represents to SunGard that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide SunGard with a copy of that statement annually.

31.                               Activities of SunGard. The services of SunGard rendered to the Trust hereunder are not to be deemed to be exclusive.  SunGard is free to render such services to others and to have other businesses and interests.  It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in SunGard, as officers, employees or otherwise and that partners, officers and employees of SunGard and its counsel are or may be or become similarly interested in the Trust, and that SunGard may be or become interested in the Trust as a shareholder or otherwise.

32.                               Miscellaneous.

(a)                                 Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)                                 This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including, without limitation, the 1998 Agreement.

(c)                                  This Agreement may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

(d)                                 No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

33.                               Performance of Services.

SunGard shall perform the Services in accordance with the standards set forth in Schedule E. Additional standards that the parties mutually agree upon may also be added at any time. For the avoidance of doubt, the standards set forth in Schedule E are intended by the parties to help ensure service quality and the termination provision set forth in Schedule E shall be the Trust’s sole remedy for a failure to meet the service standards unless such failure is also an independent breach by SunGard of its standard of care as described in Section 9.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

THE VICTORY PORTFOLIOS II,
on behalf of each Fund listed on Schedule A,
individually and not jointly

By:

Title:

SUNGARD INVESTOR SERVICES LLC

By:

Title:

SCHEDULE A

TO THE TRANSFER AGENCY AGREEMENT

BETWEEN

THE VICTORY PORTFOLIOS II

AND

SUNGARD INVESTOR SERVICES LLC

FUNDS

Name of Portfolio

Victory CEMP Long/Short Strategy Fund

Victory CEMP REC Enhanced Volatility Wtd Index Fund

Victory CEMP Ultra Short-Term Fixed Income Fund

Victory CEMP Enhanced Fixed Income Fund

Victory CEMP Market Neutral Income Fund

Victory CEMP Commodity Volatility Wtd Index Strategy Fund

Victory CEMP Commodity Enhanced Volatility Wtd Index Strategy Fund

Victory CEMP International Enhanced Volatility Wtd Index Fund

Victory CEMP US 500 Enhanced Volatility Wtd Index Fund

Victory CEMP Emerging Market Volatility Wtd Index Fund

Victory CEMP International Volatility Wtd Index Fund

Victory CEMP US Small Cap Volatility Wtd Index Fund

Victory CEMP US 500 Volatility Wtd Index Fund

Victory CEMP Alternative Strategies Fund

Victory CEMP Multi-Asset Growth Fund

Victory CEMP Multi-Asset Balanced Fund

Victory CEMP US Large Cap High Div Volatility Wtd Index Fund

Victory CEMP US EQ Income Enhanced Volatility Wtd Index Fund

A-1

SCHEDULE B

TO THE TRANSFER AGENCY AGREEMENT

BETWEEN

THE VICTORY PORTFOLIOS II

AND

SUNGARD INVESTOR SERVICES LLC

TRANSFER AGENCY SERVICES

1.                                      Shareholder Transactions

a.                                      Process shareholder purchase and redemption orders.

b.                                      Set up account information, including address, dividend option, taxpayer identification numbers and wire instructions.

c.                                       Issue confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended.

d.                                      Issue periodic statements for shareholders.

e.                                       Process transfers and exchanges.

f.                                        Process dividend payments, including the purchase of new shares, through dividend reimbursement.

2.                                      Shareholder Information Services

a.                                      Make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information.

b.                                      Produce detailed history of transactions through duplicate or special order statements upon request.

c.                                       Provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders.

3.                                      Compliance Reporting

a.                                      Provide reports to the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. and the States in which the Fund is registered.

b.                                      Prepare and distribute appropriate Internal Revenue Service forms for corresponding Fund and shareholder income and capital gains.

c.                                       Issue tax withholding reports to the Internal Revenue Service.

d.                                      Prepare reports to the Board of Trustees summarizing issues relating to the provision of SunGard’ services of which SunGard is aware and the Board of Trustees should be aware.

4.                                      Dealer/Load Processing (if applicable)

a.                                      Provide reports for tracking rights of accumulation and purchases made under a Letter of Intent.

b.                                      Account for separation of shareholder investments from transaction sale charges for purchase of Fund shares.

c                              .         Calculate fees due under 12b-1 plans for distribution and marketing expenses.

d.                                      Track sales and commission statistics by dealer and provide for payment of commissions on direct shareholder purchases in a load Fund.

5.                                      Shareholder Account Maintenance

a.                                      Maintain all shareholder records for each account in the Trust.

b.                                      Issue customer statements on scheduled cycle, providing duplicate second and third party copies if required.

c.                                       Record shareholder account information changes.

d.                                      Maintain account documentation files for each shareholder.

6.                                      AML Services

a.                                      Verify shareholder identity upon opening new accounts.

b.                                      Monitor, identify and report shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, and provide other required reports to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service or each agency’s designated agent, in each case consistent with the Trust’s AML Program.

c.                                       Place holds on transactions in shareholder accounts or freeze assets in shareholder accounts, as provided in the Trust’s AML Program.

d.                                      Create documentation to provide a basis for law enforcement authorities to trace illicit funds.

e.                                       Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the Trust’s AML Program, and make the same available for inspection by (i) the Trust’s AML Compliance Officer, (ii) any auditor of the Trust’s AML Program or related procedures, policies or controls that has been designated by the Trust in writing, or (iii) regulatory or law enforcement authorities, and otherwise make said records or other documents available at the direction of the Trust’s AML Compliance Officer.

f.                                        Arrange for periodic reviews, at least annually, to be performed by internal auditors or other auditors chosen by SunGard concerning the SunGard operations related to the AML Services.

g.                                       Perform such other related services as are required by the AML Program.

7.                                      Portal Services DST Vision

a.                                      SunGard will coordinate access to the Trust’s investment portfolios such that Users will have access to mutual fund and shareholder account data, including consolidated account views, total market value, comprehensive account detail, transaction history, and tax summaries.  Specific User IDs will be tagged for access to some or all of the above information for one or more shareholders and/or dealers.

b.                                      SunGard will facilitate obtaining User IDs for Trust and SunGard personnel, as well as resolution of any system interference with data access.  SunGard will provide appropriate personnel to accept phone calls, during regular business hours, regarding problems with data access to Information.

c.                                       SunGard is not affiliated with DST Vision or any provider thereof, and is not responsible for errors or problems with the DST Vision system, but will coordinate on behalf of the Trust with DST Vision to assist in resolving any such problems.

8.                                      Profile II Services

SunGard will populate the Mutual Fund Profile II database (“Profile II”) of the National Securities Clearing Corporation (“NSCC”) for the pertinent record types with respect to the Funds.  SunGard will obtain the information from SunGard’s internal records, the Funds’ prospectus and other Fund documents, and third parties that provide services to the Funds or to SunGard.  SunGard will use all commercially reasonable efforts to ensure that such information is accurate and updated on a timely basis.  Notwithstanding any provision of this Agreement to the contrary, SunGard’s aggregate liability for any and all claims with respect to the Profile II services described above will be limited to the amount of actual monetary damages sustained by the applicable Fund(s) not to exceed the amount of fees paid to SunGard by the Fund(s) for the Profile II services during the 12 months immediately preceding the date on which SunGard receives written notice of the first damages claim related to the Profile II services.

9.                                      Blue Sky

(a)                                 Register the Trust and its shares with appropriate state blue sky authorities.

(b)                                 Respond to state comments during the registration process.

(c)                                  Obtain all sales permits required by relevant state authorities.

(d)                                 Amend and renew sales permits as required.

(e)                                  Monitor the sales of Shares in individual states on a daily basis and report required sales to appropriate states.

(f)                                   File all registration statements, prospectuses and other Fund reports and documents as required by state law.

(g)                                  Maintain Fund blue sky calendars.

(h)                                 Respond to all blue sky audit and examination issues.

(i)                                     File all renewal registrations for existing Funds.

(j)                                    Conduct blue sky fee analysis, upon request.

(k)                                 Monitor blue sky regulations for registration exemptions that may be available for sales to existing shareholders, and use reasonable efforts to avail the Trust of such exemptions.

(l)                                     Based on mutually agreed upon procedures, monitor for registration exemptions that may be available for sales to corporate and institutional investors, coordinate with and obtain information from the Advisor or the Trust pertaining to attributes of specific investors as may bear upon or relate to qualification for such exemptions, and based upon such information, use reasonable efforts to avail the Trust of such exemptions.

10.                               OLA Services

Account Access

Product Features:

•                  Continuous 24x7 availability (except for scheduled maintenance).

•                  Secure access through user-ID and PIN validation.

•                  Two-factor Authentication

•                  Link to Trust Site for Form Access

•                  Single Log-on for Administrators to access fund direct shareholder information.

•                  Assign and maintain user profile information for registered users.

•                  Link accounts for registered users.

•                  Access to usage information

•                  Significant branding and customization options by site.

•                  Customized email notifications to be sent to the email address on record for registration updates, account updates, and transactions.

•                  All pages contain link to the Disclosure Page, Privacy Policy Page, and Fund Home site.

User Registration and Functionality

Individual and corporate investors will have the ability to:

•                  Register online.

•                  Create User-defined password with unlimited changes.

•                  Encounter an account lock-out facility after specified number of failed log-on attempts.

•                  Access statements and other related products with no reentry of User ID and password.

•                  Reset passwords online.

•                  Update e-mail, user profile, and security questions online.

•                  Contact Customer Service.

Account Information

Web-based access to general account information including:

•                  Account balances including shares, accruals, and total value

•                  Cumulative value of all linked accounts

•                  Account history

•                  Pending transactions

•                  Current and prior year activity summary

•                  Electronic document delivery designation

•                  Distribution elections

Account Maintenance

Web-based access to general account updates including:

•                  Address Maintenance (some restrictions apply)

•                  Account Option Maintenance

•                  Automated Investment Plan (a.k.a:  Pre-Authorized Draft) (Add, change, stop)

•                  Systemic Withdraw Plans- SWP (Add, change, stop and transfer)

•                  Automatic Exchange Systematic Withdrawal Plan (Directed SWP —Add, change, and stop)

Online Transaction Functionality

Web-based trading including the ability to place the following orders:

•                  Purchases

•                  Redemptions

•                  Exchanges (including to a new fund)

NOTWITHSTANDING ANYTHING IN THE AGREEMENT TO THE CONTRARY, USE OF THE OLA SERVICES IS “AS IS” AND SUNGARD WILL NOT BE LIABLE FOR ANY DAMAGES RESULTING FROM USE OF THE OLA SERVICES.  SUNGARD DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, CONCERNING THE OLA SERVICES, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY,  MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE)..

The parties to this Agreement acknowledge and agree that the content and the design of OLA Services (excluding Fund information) are valuable trade secrets.  Accordingly, the Trust agrees not to (a) copy or duplicate the OLA Services; (b) reverse engineer, decompile or disassemble the OLA Services; (c) make derivative works therefrom; or (d) modify the OLA Services without SunGard’s written consent.

Notwithstanding anything in this Agreement to the contrary, SunGard may terminate OLA Services at any time if the provision of all or part of such services: (i) becomes the subject of a claim that such services violate or infringe any intellectual property rights of any Person or that SunGard otherwise does not have the right to permit others to use the OLA Services; or (ii) becomes illegal or contrary to any applicable law.

SCHEDULE C

TO THE TRANSFER AGENCY AGREEMENT

BETWEEN

THE VICTORY PORTFOLIOS II

AND

SUNGARD INVESTOR SERVICES LLC

TRANSFER AGENT FEES

The Trust shall pay SunGard on the first business day of each month, or at such time(s) as SunGard shall request and the parties shall agree the following fees for the services provided under this Agreement at the annual rates set forth below.  The fees listed below (except the AML Services Fees) apply in the aggregate to The Victory Portfolios, The Victory Portfolios II, The Victory Institutional Funds and The Victory Variable Insurance Funds. The fees are accrued daily and paid monthly.

Base Annual Fee:	$1,100,000

Annual Per Account Fees

Active Direct, Non-Level 3 Account	$12.00
Active Level 3 Account	$5.75
Inactive/Closed Account	$1.00

Minimum Complex Annual Fee	$2,500,000

IRA Custodian Fee (paid by shareholder)	$15.00
Custom Programming and Development	$200/hr
Out of Pocket Fees	Billed as incurred

The fees above are inclusive of the following fees: transfer agency, OLA, Profile II, 22c-2 Per Cusip (but not 22c-2 data storage charges) provided under a separate agreement, AML (except per transaction search charges) and blue sky services (but not blue sky out of pocket filing fees).  Out-of-pocket and other fees and services (with the exception of those listed above) will continue to be billed as they are today.  CPI increases will continue to be applied.

AML Services Fees

Identity Check/Early Warning Review:	$575/year
Equifax Search:	$5/request
Early Warning:	$0.17/search

C-1

Additional Services

Additional services such as development of interface capabilities, servicing of 403(b) and 408(c) accounts, management of cash sweeps between DDAs and mutual fund accounts and coordination of the printing and distribution of prospectuses, annual reports and semi-annual reports are subject to additional fees which will be quoted upon request. Programming costs or database management fees for special reports or specialized processing will be quoted upon request.

C-2

SCHEDULE D

TO THE TRANSFER AGENCY AGREEMENT

BETWEEN

THE VICTORY PORTFOLIOS II

AND

SUNGARD INVESTOR SERVICES LLC

REPORTS

1.                                      Daily Shareholder Activity Journal

2.                                      Daily Fund Activity Summary Report

a.                                      Beginning Balance

b.                                      Dealer Transactions

c.                                       Shareholder Transactions

d.                                      Reinvested Dividends

e.                                       Exchanges

f.                                        Adjustments

g.                                       Ending Balance

3.                                      Daily Wire and Check Registers

4.                                      Monthly Dealer Processing Reports

5.                                      Monthly Dividend Reports

6.                                      Sales Data Reports for Blue Sky Registration

7.                                      A copy of the most recent report by independent public accountants describing control structure policies and procedures relating to transfer agency operations pursuant to AICPA Statement on Auditing Standards Number 70.

8.                                      Such special reports and additional information that the parties may agree upon, from time to time.

9.                                      Sales reporting as created by Activate.

C-1

10.                               Following each quarterly period, SunGard will provide a report to the following effect pertaining to the AML Services rendered by SunGard hereunder during such quarterly period:

•                                  performed good order review for all new and reregistered accounts;

•                                  performed acceptance review for all monetary instruments received;

•                                  administered signature guarantee policy in accordance with prospectus requirements;

•                                  administered escrow hold policy in accordance with prospectus requirements;

•                                  verified customer address changes;

•                                  verified customer identification for all new accounts and all name changes on existing accounts;

•                                  monitored all purchase transactions made with cash equivalents totaling in excess of $10,000, resulting in the filing of [x] Form 8300 reports during the period.  The Fund does not accept cash or currency;

•                                  monitored all accounts for suspicious activity resulting in the filing of [x] Form SAR reports during the period;

•                                  reviewed shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control resulting in the freezing and reporting of [x] accounts during the period;

•                                  created the documentation necessary to provide a basis for law enforcement authorities to trace illicit funds;

•                                  maintained all records and other documentation related to shareholder accounts and transactions required to be prepared and maintained pursuant to the Fund’s anti-money laundering program for all SunGard transfer agent services;

[The following items will be provided if the Trust falls under the related USA PATRIOT Act provisions:]

•                                  performed the required due diligence to help prevent the opening of any accounts for foreign shell banks during the period either directly or through correspondent accounts; and

•                                  performed required due diligence on any new correspondent accounts opened during the period.

C-2

SCHEDULE E

TO THE TRANSFER AGENCY AGREEMENT

BETWEEN

THE VICTORY PORTFOLIOS

AND

SUNGARD FUND SERVICES OHIO, INC.

SERVICE STANDARDS

In the event that SunGard fails to meet the same service standard listed below for three consecutive months, SunGard must remedy the deficiency by meeting the standard in the next month. If SunGard does not meet the standard in the next month, the Tmst shall have the right, exercisable over the next thirty days, to terminate this Agreement upon sixty days written notice to SunGard. Any failure to meet the standard due to a circumstance outside of SunGard’s control shall not be deemed a failure by SunGard to meet its standard. For the purposes of this Schedule E, the services that SunGard provides to the Trust, other than with respect to telephone servicing, shall be aggregated with the services that SunGard provides to its other mutual fund clients and SunGard’s performance shall be determined accordingly.

Item	Standard

Financial Transactions	98%

Maintenance Transactions	98%

New Accounts	95%

Timeliness	85% (in 20 seconds or less standard)

ASA	< 20 seconds

Abandoned Calls	< 2.5% standard

C-1

Exhibit A

Name of Portfolio

Victory CEMP Long/Short Strategy Fund

Victory CEMP REC Enhanced Volatility Wtd Index Fund

Victory CEMP Ultra Short-Term Fixed Income Fund

Victory CEMP Enhanced Fixed Income Fund

Victory CEMP Market Neutral Income Fund

Victory CEMP Commodity Volatility Wtd Index Strategy Fund

Victory CEMP Commodity Enhanced Volatility Wtd Index Strategy Fund

Victory CEMP International Enhanced Volatility Wtd Index Fund

Victory CEMP US 500 Enhanced Volatility Wtd Index Fund

Victory CEMP Emerging Market Volatility Wtd Index Fund

Victory CEMP International Volatility Wtd Index Fund

Victory CEMP US Small Cap Volatility Wtd Index Fund

Victory CEMP US 500 Volatility Wtd Index Fund

Victory CEMP Alternative Strategies Fund

Victory CEMP Multi-Asset Growth Fund

Victory CEMP Multi-Asset Balanced Fund

Victory CEMP US Large Cap High Div Volatility Wtd Index Fund

Victory CEMP US EQ Income Enhanced Volatility Wtd Index Fund

D-1